Exhibit 99.1

Flexsteel Announces Second Quarter and Year-To-Date Fiscal 2010 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--February 4, 2010--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported results of operations for its second quarter and fiscal year-to-date December 31, 2009.

The Company reported net sales for the quarter ended December 31, 2009 of $83.5 million compared to $84.5 million in the prior year quarter. The Company reported net income for the current quarter of $3.0 million or $0.45 per share compared to net income of $0.3 million or $0.04 per share in the prior year quarter. The prior year quarter included approximately $0.5 million of pre-tax facility consolidation costs.

For the six months ended December 31, 2009, the Company reported net sales of $159.5 million compared to the prior year sales of $176.0 million, a decrease of 9%. The Company reported net income for the current six-month period of $4.3 million or $0.66 per share compared to a net loss of $0.5 million or $0.07 per share in the prior year period. The prior year six-month period included approximately $1.8 million of pre-tax facility consolidation costs.

For the quarter ended December 31, 2009, residential net sales were $62.6 million, an increase of 8% from the prior year quarter net sales of $58.1 million. Commercial net sales were $20.9 million compared to $26.4 million in the prior year quarter, a decrease of 21%.

For the six months ended December 31, 2009, residential net sales were $118.8 million, slightly less than residential net sales of $120.1 million in the six months ended December 31, 2008. Commercial net sales were $40.7 million for the six months ended December 31, 2009, a decrease of 27% from the six months ended December 31, 2008.

Gross margin for the quarter ended December 31, 2009 was 24.0% compared to 19.1% in the prior year quarter. For the six months ended December 31, 2009, the gross margin was 22.9% compared to 18.9% for the prior year six-month period. These gross margin improvements are primarily due to better capacity utilization and lower fixed manufacturing costs resulting from last year’s facility consolidations, changes in product mix and lower ocean freight costs.

Selling, general and administrative expenses for the quarter ended December 31, 2009 were 18.3% compared to 18.2% in the prior year quarter. For the six months ended December 31, 2009, selling, general and administrative expenses were 18.4% compared to 18.2% in the prior year six-month period.

Working capital (current assets less current liabilities) at December 31, 2009 was $83.1 million. Net cash provided by operating activities was $17.8 million during the six months ended December 31, 2009 due to improved profitability and lower inventory. Subsequent to the end of the quarter the Company paid off the remaining $5.0 million of bank borrowings with available cash.

Capital expenditures were $0.9 million during the first six months of fiscal year 2010. Depreciation expense was $1.5 million and $2.0 million in the six-month periods ended December 31, 2009 and 2008, respectively. The Company expects that capital expenditures will be less than $1.0 million for the remainder of the fiscal year.

All earnings per share amounts are on a diluted basis.

Outlook
Based upon current business conditions, we believe sales have stabilized at current levels. The consolidation of manufacturing operations and workforce reductions that the Company completed during the prior fiscal year has brought production capacity and fixed overhead in line with current and expected demand for our products. Company wide employment, which was reduced approximately 30% in the prior fiscal year through plant closures and workforce reductions, remains at these reduced levels.

We believe that our residential product category has performed reasonably well in relation to our competition. However, residential furniture continues to be a highly deferrable purchase item and is adversely impacted by low levels of consumer confidence, a depressed market for new housing, limited consumer credit and high unemployment. The commercial product category fell considerably as the U. S. economy contracted and credit tightened further during the fourth quarter of the prior fiscal year. We do not foresee any immediate improvement in these conditions and continue to operate on that basis.

While we expect that current business conditions will persist for the remainder of fiscal year 2010, we remain optimistic that our strategy, which includes a wide range of quality product offerings and price points to the residential and commercial markets, combined with our conservative approach to business, will be rewarded when business conditions improve. We will maintain our focus on a strong balance sheet during these challenging economic times through emphasis on cash flow and improving profitability.

Conference Call
We will host a conference call on February 5, 2010, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 44642845. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 44642845.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2009	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$12,875	$1,714
Trade receivables, net	32,963	31,283
Inventories	66,834	73,844
Other	6,071	7,872
Total current assets	118,743	114,713

NONCURRENT ASSETS:
Property, plant, and equipment, net	22,742	23,298
Other assets	13,902	12,960

TOTAL	$155,387	$150,971

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,665	$9,745
Notes payable	5,000	10,000
Accrued liabilities	20,959	16,552
Total current liabilities	35,624	36,297

LONG-TERM LIABILITIES:
Other long-term liabilities	8,194	7,676
Total liabilities	43,818	43,973

SHAREHOLDERS’ EQUITY	111,569	106,998

TOTAL	$155,387	$150,971

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
NET SALES	$83,524	$84,550	$159,465	$175,966
COST OF GOODS SOLD	(63,483)	(68,419)	(122,868)	(142,699)
GROSS MARGIN	20,041	16,131	36,597	33,267
SELLING, GENERAL AND
ADMINISTRATIVE	(15,263)	(15,393)	(29,404)	(32,163)
FACILITY CONSOLIDATION AND
OTHER CHARGES	--	(504)	--	(1,852)
OPERATING INCOME (LOSS)	4,778	234	7,193	(748)
OTHER INCOME (EXPENSE):
Interest and other income	91	503	123	613
Interest expense	(95)	(271)	(233)	(558)
Total	(4)	232	(110)	55
INCOME (LOSS) BEFORE INCOME TAXES	4,774	466	7,083	(693)
(PROVISION FOR) BENEFIT FROM
INCOME TAXES	(1,810)	(170)	(2,740)	240
NET INCOME (LOSS)	$2,964	$296	$4,343	$(453)
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,588	6,576	6,582	6,576
Diluted	6,627	6,652	6,621	6,576
EARNINGS (LOSS) PER SHARE OF
COMMON STOCK:
Basic	$0.45	$0.04	$0.66	$(0.07)
Diluted	$0.45	$0.04	$0.66	$(0.07)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$4,343	$(453)
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	1,545	1,986
Deferred income taxes	(922)	(241)
Stock-based compensation expense	431	114
Gain on disposition of capital assets	(6)	(186)
Gain on sale of investments	--	(462)
Impairment of long-lived assets	--	137
Changes in operating assets and liabilities	12,391	8,368
Net cash provided by operating activities	17,782	9,263

INVESTING ACTIVITIES:
Net sales of investments	(292)	1,090
Proceeds from sale of capital assets	11	554
Capital expenditures	(923)	(772)
Net cash (used in) provided by investing activities	(1,204)	872

FINANCING ACTIVITIES:
Repayment of borrowings, net	(5,000)	(10,464)
Dividends paid	(658)	(1,710)
Proceeds from issuance of common stock	241	–
Net cash used in financing activities	(5,417)	(12,174)

Increase (decrease) in cash and cash equivalents	11,161	(2,039)
Cash and cash equivalents at beginning of period	1,714	2,841
Cash and cash equivalents at end of period	$12,875	$802

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer